Exhibit 10.4 (iii)

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2026 (“Effective Date”) by and between Six Flags Entertainment Corporation and its affiliates, located at 8701 Red Oak Boulevard, Charlotte, NC 28217 (“Client”), and Selim Bassoul, located at [ ] (“Consultant”).

WHEREAS, Client is the operator of various amusement/theme parks which are located throughout North America (the “Park”); and
WHEREAS, Consultant is in the business of providing advisory services, and Client desires to contract with Consultant to perform such services further defined herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the parties hereto agree to the terms and conditions stated below.

1.    Description of Services and Payment. Consultant agrees to provide the services more particularly described in each Statement of Work (“SOW”) attached hereto as Exhibit A and any subsequent SOW, purchase order and/or work order (“Services”) of which each constitutes a separate agreement, pursuant to the terms and conditions of this Agreement. Compensation and payment terms for the Services are set forth in Exhibit A of this Agreement. Expenses beyond $15,000 per month must be agreed upon by Client in writing prior to being incurred and are subject to Reimbursable Expense Policy for Contracted Parties set forth in Exhibit B (attached) hereto.
Client shall review and provide written, specific objections to any deliverable within ten (10) business days of receipt. Absent such objections, the deliverable is deemed accepted as of the 11th business day.

2.    Term. Subject to and in accordance with the terms set forth herein, this Agreement shall become effective as of the Effective Date and shall remain in full force and effect until December 31, 2026 (“Term”), unless sooner terminated hereunder.
3.    Representations and Warranties. Consultant represents and warrants that Consultant (a) is in the business of providing the Services described herein, (b) will perform said Services using commercially reasonable efforts consistent with international consulting standards for projects of this nature and in accordance with the terms and conditions of this Agreement, and (c) agrees all Services provided will be subject to reasonable acceptance by Client, not to be unreasonably withheld, delayed, or conditioned; deliverables shall be deemed accepted if no written, specific objections are provided within ten (10) business days of delivery.

4.    Consultant's Licenses. Consultant is licensed to perform the agreed upon Services enumerated herein and covenants that it maintains all valid licenses, permits and registrations required to perform same.

5.    Insurance and Indemnification. Each party (Client and Consultant) will maintain insurance appropriate to its operations. Each party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other party, and its respective officers, directors, employees, agents, or representatives, from and against any and all claims, losses, damages, liabilities, judgments, reasonable legal fees, and expenses arising directly out of the Indemnifying Party’s breach of this Agreement. Each party shall indemnify the other only for losses arising from their own actions, negligence, or breaches except willful misconduct and regulatory violations. Indemnified losses exclude incidental, consequential, punitive, and lost profits, except to the extent payable to a third party pursuant to a judgment or settlement approved by the indemnifying party.

6.    Intellectual Property Rights. Consultant acknowledges and agrees that all tangible work product and written materials specifically created for Client under this Agreement (the “Deliverables”) shall be deemed “works made for hire”, and to the extent not so deemed, are hereby assigned to Client upon full payment. Consultant acknowledges that Client and its licensors own and will retain all right, title and interest in and to any and all worldwide intellectual property and proprietary rights embodied in the Services, including, but not limited to, all copyrights, patent rights and trade secret rights. Consultant further acknowledges that it will have no rights with respect to any of the foregoing other than the rights expressly set forth in this Agreement.

Consultant retains exclusive ownership of all pre-existing intellectual property, methods, tools, know-how, frameworks, knowledge, any materials, and Authored Works (including any books, articles, or speeches) developed prior to or outside the scope of this Agreement. Consultant retains a perpetual, royalty-free right to use general knowledge, experience, techniques, and skills used or gained during performance of the Services for future clients, provided no Client Confidential Information (as defined below) or trade secrets are disclosed. Only custom deliverables created specifically for Client are “work made for hire.” For clarity, nothing in this section shall restrict Consultant from authoring, publishing, or using general knowledge, experience, or methodologies derived from the performance of the Services provided no Client Confidential Information is disclosed.

7.    Confidentiality. Consultant acknowledges that it is the policy of the Client to maintain as secret and confidential all “Confidential Information” (as defined herein). The parties hereto recognize that the Services to be performed by Consultant pursuant to this Agreement are special and unique, and that while performing Services, Consultant will acquire, or may have acquired, Confidential Information. Consultant recognizes that all such Confidential Information is and shall remain the sole property of the Client, free of any rights of Consultant, and acknowledges that the Client has a vested interest in assuring that all such Confidential Information remains secret and confidential. Therefore, in consideration of Consultant’s agreement with the Client pursuant to this Agreement, Consultant agrees that at all times from and after the Effective Date, Consultant will not, directly or indirectly, disclose to any person, firm, company or other entity (other than the Client) any Confidential Information, except as specifically required in the performance of its duties hereunder, without the prior written consent of the Client, except to the extent that (i) any such Confidential Information becomes generally available to the public, other than as a result of a breach by Consultant of this Section 7 or by any other executive officer of the Client subject to confidentiality obligations, or (ii) any such Confidential Information becomes available to Consultant on a non-confidential basis from a source other than the Client, or its executive officers or advisors; provided, that such source is not known by Consultant to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Client or another party. In addition, it shall not be a breach of the confidentiality obligations hereof if Consultant is required by law to disclose any Confidential Information; provided, that in such case, Consultant shall (x) give the Client the earliest notice possible that such disclosure is or may be required and (y) cooperate with the Client, at the Client’s expense, in protecting to the maximum extent legally permitted, the confidential or proprietary nature of the Confidential Information which must be so disclosed. The obligations of Consultant under this Section 7 shall survive any termination of this Agreement.

During the Term, Consultant shall exercise all due and diligent precautions, no less than it uses to protect its own information and in no event less than a reasonable standard of care, to protect the integrity of the business plans, customer lists, statistical data and compilation, agreements, contracts, manuals or other documents of the Client which embody the Confidential Information, and upon the expiration or the termination of the Agreement, Consultant agrees that all Confidential Information in his possession, directly or indirectly, that is in writing or other tangible form (together with all duplicates thereof) will forthwith be returned to the Client and will not be retained by Consultant or furnished to any person, either by sample, facsimile film, audio or video cassette, compact disk, electronic data, verbal communication or any other means of communication. Consultant agrees that the provisions of this Section 7 are reasonably necessary to protect the proprietary rights of the Client in the Confidential Information and its trade secrets, goodwill and reputation.

For purposes hereof, the term “Confidential Information” means all information developed or used by the Client relating to the “Business” (as herein defined), operations, employees, customers, suppliers and distributors of the Client, including, but not limited to, customer lists, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements and any strategic plan, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Business or any of the assets of the Client and all trademarks, copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers. The term “Confidential Information” also includes any other information heretofore or hereafter acquired by the Client and deemed by it to be confidential. Confidential Information does not include information that (a) is or becomes publicly available without breach of this Agreement; (b) was already known to Consultant without an obligation of confidentiality; (c) is independently developed by Consultant without use of Client’s Confidential Information; or (d) is rightfully received from a third party without an obligation of confidentiality. Use of publicly available information and Consultant’s independently developed methodologies in Authored Works does not violate this Agreement. For purposes of this Agreement, the term “Business” shall mean: direct competitors in the Middle East region engaged in (i) the business of amusement and water parks; (ii) leisure theme parks; (iii) any other business engaged in or being developed (including production of materials used in the Client’s businesses) by the Client, or being considered by the Client, at the time of the termination of the Agreement, in each case, to the extent such business is primarily related to the business of amusement and water parks or leisure theme parks; and (iv) any joint venture, partnership or agency arrangements relating to the businesses described in (b)(i) through (iii) above. For clarity, Confidential Information does not include Consultant’s personal experiences, general observations, opinions or leadership lessons that do not disclose Client’s trade secrets, competitive materials, or sensitive employee information.
Consultant agrees and acknowledges that if Consultant provides services that are substantially similar to the services set forth in the attached SOW or in future SOW’s agreed to by the Parties, to any Business other than the Client during the Term of this Agreement and for a period of three (3) months after the termination or expiration of this Agreement it will constitute an improper disclosure of Confidential Information and trade secrets and a breach of this Section 7. Nothing herein restricts Consultant from (1) providing similar services to others or publishing Authored Works or (2) publishing books, articles, or speaking about the amusement/theme park industry using public information, prior knowledge, or information from a independently developed third-party lawful source, provided Consultant does not use or disclose Client’s Confidential Information. For avoidance of doubt, publishing Authored Works describing Consultant’s personal experiences or opinions shall not by, itself, constitute an improper disclosure.

Nothing in this Agreement prohibits Consultant from reporting an event that Consultant reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency, requires notice to or approval from Client before doing so, or prohibits Consultant from cooperating in an investigation conducted by such a government agency. This may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (DTSA). The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Consultant acknowledges that any disclosure or misappropriation of any of the Confidential Information in violation of this Agreement may cause Client irreparable harm, the amount of which may be difficult to ascertain and, therefore, Consultant agrees that Client shall have the right to apply to a court of competent jurisdiction for an order restraining any such further disclosure or misappropriation and for such other relief as Client shall deem appropriate. Such right of Client shall be in addition to the remedies otherwise available to Client at law or in equity.
Client will also have the same reciprocal confidentiality obligations towards the Consultant. In addition, Consultant retains the right to author and publish books, articles, and speeches describing his personal experiences, observations, and opinions, provided that no Confidential Information, trade secrets, or personally identifiable employee information of Client are disclosed. As a courtesy during the term of the consulting agreement, (not as a condition), Consultant will provide Client ten (10) days’ advance notice of any publication that references Client by name. This is a notice only and does not grant Client approval, editorial control, or delay rights.

8.    Client’s Trademarks, Logos and Advertising. Except as specifically required to perform Services under this Agreement, and unless specifically agreed to in writing between the authorized representatives of each party, Consultant has no right to and will not use in any way or for any purpose any characters, designs, symbols, representations, figures, drawings, held, owned or licensed by Client or any of its subsidiaries or affiliates.

9.    Termination.

a.    Client shall have the right to terminate this Agreement without cause by providing written notification to Consultant no later than fourteen (14) days prior to the intended date of termination. If Client terminates this Agreement pursuant to the foregoing sentence, then Client shall pay to Consultant any outstanding portion of the Fee due to Consultant at the time of termination. For clarification, any outstanding portion of the Fee due to Consultant at the time of termination shall accelerate and become due within thirty (30) days of the termination effective date.
b.    Either party shall also have the right to terminate this Agreement by providing written notification to the other party if one or more of the following conditions occur:
i.    Either party is in material breach of any representation, warranty, term condition or covenant of this Agreement and fails to cure that breach within fifteen (15) business days after written notice, or the breaching party fails to provide the non-breaching party with assurance that the breach will be cured within a longer period of time that is acceptable to the non-breaching party, in either case, after receiving written notice of breaching party’s breach and the non-breaching party’s intention to terminate; or

ii.    Either party may immediately terminate the Agreement upon written notice, in the event that the other party performs or fails to perform in such a way that results in a materially negative public reflection on the non-breaching party based on objective, substantiated facts and after good-faith consultation; or
iii.    Either party (1) becomes insolvent; (2) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (3) admits in writing its insolvency or inability to pay its debts or performs its obligations as they mature; or (4) becomes subject of any voluntary of involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditor; provided that such condition is assumed involuntary it has not been dismissed with prejudice within sixty (60) days after it begins; or

iv.    In the event of a global economic crisis, as evidenced by an imbalance in the global economy, the collapse of key economic and business sectors, high inflation, high unemployment, lack of consumer demand, and a lack of liquidity in global financial markets, that materially alters the financial feasibility or sustainability of the project(s) related to an active SOW, purchase order and/or work order hereunder as determined by Client using standard economic measurements.

Consultant shall also have the right to terminate this Agreement by providing written notification to Client if a change of control of Client occurs, in which case Consultant, at its option, may terminate this Agreement and be relieved of all further obligations hereunder arising after the date of termination.

If Consultant terminates this Agreement pursuant to this Section 9(b), then Consultant shall be entitled to payment of the outstanding portion of the Fee due to Consultant at the time of termination. For clarification, any outstanding portion of the Fee due to Consultant at the time of termination shall accelerate and become due within thirty (30) days of the termination effective date.
c.    Any termination by Client pursuant to force majeure, change of control, global economic crisis, or reputational trigger based on objective, substantiated facts shall be deemed a termination without cause for purposes of Consultant’s Fee, as set forth in Section 9(a).

The termination rights contained herein will be in addition to any other remedies that the parties may have at law or in equity.

10.    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR ANY CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL FEES PAID OR PAYABLE TO CONSULTANT UNDER THIS AGREEMENT. NEITHER PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY THEREOF. The foregoing cap and exclusions apply to indemnity obligations except to the extent liability cannot be limited under applicable law (e.g., bodily injury/death caused by a party’s gross negligence or willful misconduct) or with respect to Client’s payment obligations for undisputed fees. Client cannot withhold or offset payments except for undisputed, material breach proven in arbitration.
11.    Force Majeure. In the event either party’s ability, in whole or in part, to carry out its obligations under this Agreement is affected by reason of Force Majeure (as hereinafter defined), the obligations of such party will be suspended during the continuance of any such condition so caused (but only to the extent thereof) but for no longer period and such cause will be remedied in so far as possible with reasonable dispatch (except that the settlement of any strike, lockout or other industrial disturbance will be wholly within the control of the party whose obligations are suspended by reason hereof and, therefore, not a Force Majeure event). The term "Force Majeure" as used herein will mean any event caused by the occurrences beyond such parties' control, including, but not limited to, acts of God, fire or flood, war, terrorism, civil disturbance, epidemic, pandemic, governmental regulations, policies or actions enacted or taken subsequent to execution of the Agreement, or any labor, material, transportation or utility shortage or curtailment. For avoidance of doubt, any suspension or termination due to Force Majeure shall not relieve Client of its obligation to pay Consultant all balance of fees due under this Agreement.
In the event either the Consultant or the Client is unable to carry out any of its material obligations hereunder by reason of any Force Majeure and such condition extends for more than 180 days, Client and Consultant, agree to meet and negotiate in good faith necessary modifications to the Agreement to allow for the fulfillment of the original intent and purpose of the Agreement to the greatest extent possible under the then current conditions. If the Parties are not able to agree on modifications to the Agreement within 30 days, Client or Consultant, as the case may be, will be entitled to, in addition to any remedy it may have, terminate this Agreement, and enter into a new agreement with any other person or firm, then Client shall pay to Consultant any outstanding portion of the fee due to Consultant at the time of termination. For clarification, any outstanding portion of the Fee due to Consultant at the time of termination shall accelerate and become due within thirty (30) days of the termination effective date.

12.    Notice. The parties shall give all notices and communications between the parties in writing by (a) electronic mail, (b) personal delivery, (c) a nationally-recognized, next-day courier service, or (d) first-class registered or certified mail, postage prepaid, to the party's address specified in this Agreement, or to the address that a party has notified the other to be that party's address for the purposes of this Section 12. A notice given under this Agreement will be effective on the other party's receipt of it, or if mailed, on the earlier of the other party's receipt of it, or if e-mailed with specific addresses [ ], on the earlier of the other party’s receipt of it or the fifth business day after mailing it via next-day courier or first-class registered or certified mail.

To Client:

Six Flags Entertainment Corporation	Six Flags Entertainment Corporation
Attn: Brian Nurse, Chief Legal &	Attn: Legal Department
Compliance Officer	One Cedar Point Drive
8701 Red Oak Boulevard	Sandusky, OH 44870
Charlotte, NC 28217

To Consultant:

    13.Relationship of Parties. The parties shall be independent contractors pursuant to this Agreement. No employee, or service provider of Consultant shall be an employee of Client or any of its subsidiaries or affiliates. The parties intend that Consultant, in performing the Consulting Services shall have control of the work and the manner in which it is done and shall be responsible for its own profit and loss. Consultant shall be free to contract for similar services with other third parties, except as otherwise provided in this Agreement including the obligations set forth in Section 7 and Section 14. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the parties. Neither party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other party. The consideration of payment set forth in Exhibit A of this Agreement shall be the sole consideration due Consultant for the Services rendered hereunder and Client will not withhold any amounts for payment of taxes from any amounts due. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or municipal laws or regulations shall be Consultant's sole responsibility and Consultant shall indemnify and hold Client harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result of or in connection with said payments. Client will report the amount paid to Consultant on an IRS Form 1099 to the extent required under applicable Internal Revenue Code provisions and state or local law.

14.    Non- Solicitation. During the term of this Agreement and for a period of three (3) months after the termination or expiration of this Agreement, Consultant shall not employ nor seek to employ, directly or through the direction or control of others, any employee of Client, without the prior written consent of Client. If Consultant breaches this provision, Consultant agrees to pay Client liquidated damages in the amount equal to twenty percent (20%) of the employee’s annual base salary (while employed by Client) at the time of hire by Consultant. Any former Client employee hired by Consultant to assist in the performance of Services must have a satisfactory rehire status from Client during the Term of this Agreement (any post-term restriction removed). The foregoing restriction shall not apply to general solicitations not specifically directed at Client employees or to hires resulting from responses to such general solicitations or the use of independent recruiting firms.

15.    Limitations on Authority. Consultant will have no responsibilities or authority as a consultant to the Client other than as provided herein and pursuant to executed SOWs in connection herewith. Consultant will have no authority to bind the Client to any contractual obligations, whether written, oral or implied, except with the written authorization of the Client. Consultant agrees not to represent or purport to represent or speak on behalf of the Client in any manner whatsoever to any third party unless authorized by the Client, in writing, to do so.

16.    General Provisions.

a.    Compliance with Laws. At all times while performing under this Agreement, Consultant shall comply with all laws of any federal, state, local governmental or quasi-governmental authority relating to such use. Although engaged as an independent contractor, Consultant shall also comply with and shall cause its personnel to comply with all applicable safety procedures, and commercially reasonable site safety, security, and access rules when Consultant is physically present on Client premises, and understands that failure to do so may result in immediate cancellation without further liability.

b.    Governing Law; Venue. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of North Carolina and the exclusive venue for any actions brought under this Agreement will be in Mecklenburg County, North Carolina. Either party may seek injunctive relief or enforcement of an arbitral award in any court of competent jurisdiction.
c.    Arbitration. In the event of any dispute arising under or including any provisions of this Agreement, Consultant and the Client agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the substantive laws of the State of North Carolina. The arbitration shall be conducted in Mecklenburg County, North Carolina by neutral arbitrator selected by both parties and governed by the American Arbitration Association Commercial Arbitration Rules (“AAA Rules”). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of North Carolina; and (c) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under this Agreement or applicable law. However, in all cases where required by law, the Client will pay the Arbitrator's and arbitration fees. If under applicable law the Client is not required to pay all of the Arbitrator's and/or arbitration fees, such fee(s) will be apportioned between the parties in accordance with said applicable law, and any disputes in that regard will be resolved by the Arbitrator. The decision of the Arbitrator shall be final and binding on the parties. Arbitration Confidentiality The existence of the arbitration, the submissions, and the award shall be confidential except as required by law or to enforce an award. In any action or proceeding to collect undisputed, past-due amounts, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.
d.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remainder of the Agreement shall remain in full force and effect and shall in no way be impaired.
e.    Assignment. Consultant shall not assign this Agreement or otherwise delegate any Services to be provided hereunder without the prior written approval of Client. Client reserves the right to approve or disapprove all or subcontractors proposed by Consultant, which may be withheld at Client's sole discretion. Consultant shall be fully responsible for all work performed by or subcontractors. Notwithstanding the foregoing, Consultant may assign this Agreement to an entity controlled by Consultant or to an estate-planning trust upon written notice to, and acceptance by, Client, such acceptance not to be unreasonably withheld, conditioned, or delayed. Such assignment will not release Consultant of performance obligations hereunder absent Client’s consent, and Consultant acknowledges that the provision of services hereunder are personal to Consultant.
f.    Entire Agreement. This Agreement (including any and all exhibits and schedules hereto) and any subsequent SOW, purchase order and/or work order between the parties during the Term constitutes the entire agreement between the parties with respect to the matters, which are the subject hereof, and supersedes all prior and contemporaneous agreements and undertakings of the parties pertaining to such subject matter hereof, except that, for clarity, any of Consultant’s post-employment restrictive covenants contained in any agreements between the parties shall continue independently. This Agreement may not be modified except by written agreement duly executed by the party hereto against whom the modification is sought to be enforced.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Client” SIX FLAGS ENTERTAINMENT CORPORATION and its affiliates By: /s/ Brian C. Witherow Name: Brian C. Witherow Title: Chief Financial Officer Date: December 29, 2025	“Consultant” SELIM BASSOUL By: /s/ Selim Bassoul Name: Selim Bassoul Title: Consultant Date: December 28, 2025

EXHIBIT A STATEMENT OF WORK NO. 1
Location: Qiddiya in Riyadh, Saudi Arabia

Key Person: Selim Bassoul

Executive Assistant Support [ ]: Consultant may utilize Executive Assistant [ ] during the term of this Agreement for scheduling, documentation, coordination with Location Partners, and other administrative support necessary to deliver the Services (as defined below).

Client Contact Person: John Reilly

Dates of Services (“Term”): January 1, 2026 – December 31, 2026

Description of Services (“Services”):
Oversee development of the Location in Saudi Arabia until the planned Location is officially opened in 2026, serve as main liaison with Location partners in Saudi Arabia and while transitioning this role to the Client’s CEO and/or designated representative in connection with the Location. Such “Location Partners” shall include (1) the CEO and top leadership of the operating company of the Location, and (2) senior government officials with regulatory oversight of Location operations, and/or who are directly involved with Six Flags Qiddiya project.
Consultant agrees to make himself available for conference calls and meetings at mutually agreeable times and places as might be required to assist, and fulfill the obligations noted above. This may also require travel to various locations to conduct the required meetings at Client’s expense as per travel policy stated in this Agreement. Client recognizes Consultant’s specialized expertise in providing the above Services and accordingly, Consultant shall retain independent control with respect to the timing, implementation and execution of such Services within the general parameters of this SOW and the Agreement.

Fees: The total fee for the services provided under the Statement of Work is $1,550,000, which is fully earned upon execution of this Agreement in consideration for Consultant’s commitment and availability for the entire term. The use of administrative support staff (specifically, Executive Assistant [ ]) is included in the Fee.

Payment Terms: Consultant will provide periodic updates on the services provided under this Agreement, and will submit invoices to the Client Contact Person, in four equal installments as follows:

1.    A first invoice for the fee of $387,500 to be submitted on or about January 1, 2026.
2.    A second invoice for the fee of $387,500 to be submitted on or about April 1, 2026.
3.    A third invoice for the fee of $387,500 to be submitted on or about July 1, 2026.
4.    A fourth invoice for the fee of $387,500 to be submitted on or about October 1, 2026.

Payment and Invoicing Terms: Invoices are payable within thirty (30) days of receipt. Past-due balances shall accrue interest at a rate of one percent (1.0%) per month or the maximum lawful rate, if less. Consultant may suspend Services (without breach) upon ten (10) days’ notice if undisputed amounts remain unpaid beyond thirty (30) days. Client shall not set off or withhold amounts except for bona fide disputes noticed in writing within ten (10) business days.
Objectives: The below constitutes a list of good-faith objectives that Consultant will use his best efforts to meet and achieve during the Term. For the avoidance of doubt, these objectives are best-efforts obligations only and shall not be a condition precedent to payment, and the payment of the Fee is no way contingent upon the achievement of any or all of these objectives.
1.    All licenses and approvals necessary to operate and open the Location are received from the relevant government authorities in Saudi Arabia;
2.    A soft opening of the Location so that operations can be stress tested, and adjustments are made to any area where there is a significant deficiency before the grand opening of the Location to the public;
3.    Consultant assists Client and Client Contact Person in preparing a complete operations guide/contact list for future reference;
4.    Consultant introduces the Client Contact Person to all government and regulatory officials and procurement vendors, and assists the Client Contact Person in developing and fostering a good relationship with those officials and the Location Partners;
5.    The official opening of the Location;
6.    Consultant shall remain responsible for facilitating successful operations for 90 days following the
Location’s grand opening; and
7.    Provide the Services set forth above.

For the avoidance of doubt, achievement of these objectives shall not be a condition precedent to payment, and the payment of the fee is in no way contingent upon the achievement of any or all of these objectives.

Travel Terms: Client to pay all travel expenses, submitted with receipts.

EXHIBIT B

SIX FLAGS ENTERTAINMENT CORPORATION AND ITS AFFILIATES
REIMBURSABLE EXPENSE POLICY
FOR
CONTRACTED PARTIES

Client pre-approves reasonable and necessary expenses related to the Qiddiya project up to an aggregate of
$15,000 per calendar month without individual pre-approval; amounts above this threshold require written approval by Client. International travel, lodging, meals, visas, grand transport, and reasonable security are reimbursable when related to the Services.

Any and all expenses ab o v e $ 1 5 , 0 0 0 pe r m o n t h a n d to be reimbursed by Six Flags Entertainment Corporation or any of its affiliates, including Client (collectively referred to as “Six Flags”) must be mutually agreed upon in advance and documented in writing, subject to the following limitations. Any expenses described below, if reimbursable, must be billed at actual cost only with no mark-up applied.

The following does not constitute Six Flags’ agreement to reimburse for any particular expenses that have not been previously agreed upon as described above.

A.    All reimbursable expenses are to be billed at no more than the actual cost of the expense (no mark-up);
B.    Reimbursable travel expenses are limited to only those charges considered reimbursable by the IRS and supporting documentation is required;
C.    Air travel for Consultant shall be consistent with (1) Six Flag executive level travel and (2) the then current travel policy of Six Flags. Airline reservations should be booked at least two weeks in advance, or sooner, whenever possible;
D.    Cancelled travel arrangements, including but not limited to air travel, that are non-refundable but still have a value, must be applied toward future travel associated with Six Flags. In the event no further travel is required, the value of such arrangements must be deducted from Six Flags’ invoice.
E.    Rental cars, if required, shall be limited to standard, mid-size or lower class of vehicle with the self-fueling option selected.
F.    The value of cancelled, unused tickets must be applied to future travel that will be reimbursed by Six Flags or deducted from charges owed by Six Flags if no further travel will be required;
G.    When reimbursable, shipping charges shall be billed to Six Flags’ account (freight collect) upon request, or billed at actual cost only.
H.    If shipping materials to Six Flags’ park or other job site, materials must ship on an FOB Destination basis where title and risk of loss or damage does not transfer until materials are received in good order at the final destination.
I.    All reimbursable expenses must be properly documented according to IRS guidelines and supporting documentation must be included when invoicing.
J.    Any fees or charges not specifically described in an agreement between the parties shall be subject to prior written approval of Six Flags.

Reasonable travel insurance (including trip protection and rental care liability coverage) related to international travel for the Services is reimbursable. Change/cancellation fees and any increased cost of modified travel are reimbursable when caused by Client requests, governmental/airport/security requirements, or force majeure events.
Company Name: Six Flags Entertainment Corporation

Accepted by: /s/ Brian C. Witherow    Date: 12/29/2025 | 8:27 AM EST
Consultant Name: Selim Bassoul

Accepted by: /s/ Selim Bassoul    Date: 12/28/2025 | 6:56 PM PST